Exhibit 10.20

EXECUTION VERSION

LOAN AGREEMENT

Dated as of February 28, 2023

By and among

CAR TECH LLC,

as Borrower

And

GCFID GLOBAL INVESTMENT FUND, LLC,

as Lender

And

GROW AMERICA GIT, LLC,

as Agent

i

EXHIBIT A	Form of Notice of Borrowing

EXHIBIT B	Form of Compliance Certificate

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of February 28, 2023 is made by and among CAR TECH LLC, an Alabama limited liability company (“Borrower”), GCFID GLOBAL INVESTMENT FUND, LLC, a Georgia limited liability company (“Lender”), and GROW AMERICA GIT, LLC, a Georgia limited liability company, as Agent (in such capacity, “Agent”).

WHEREAS, Borrower manufactures stamped automobile body parts in its manufacturing and distribution facility located at 600 Car Tech Drive, Opelika, Alabama 36801 (the “Facility”) and is a Tier One automotive parts supplier;

WHEREAS, Borrower has made and may make in the future certain investments, consisting of one or more senior loans, equity investments from Guarantor (as defined herein), and/or excess cash from operating income to fund its working capital and/or expand its production capacity at the Facility from time to time;

WHEREAS, Borrower desires to borrow funds hereunder from Lender to refinance the short-term bridge financings, if any, all or certain portions of the senior loans and/or the equity investments;

WHEREAS, Borrower, Agent and Lender desire to enter into this Agreement, pursuant to which Lender desires to make available to Borrower one or more advances of term loans in the aggregate principal amount of $30,500,000.00, on the terms and conditions contained herein; and

WHEREAS, Lender and Agent will fund the Term Loan (as defined below) through the EB-5 investments Lender raised in an EB-5 offering from certain individuals who qualify as “accredited investors” under Rule 501 of Regulation D under the Securities Act of 1933 and/or certain individuals outside the United States in offshore transactions in reliance on Regulation S under the Securities Act of 1933 (the “Offering”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the meaning set forth below for the purposes of this Agreement.

“Affiliate” means with respect to a Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the introductory paragraph hereof and shall include Agent’s successors and permitted assigns.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include Borrower’s successors and permitted assigns.

“Business Day” means each day other than a Saturday, a Sunday, or any holiday on which banks in Atlanta, Georgia are authorized or required to be closed for business with the public.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“Commitment Amount” means $30,500,000.00.

“Compliance Certificate” has the meaning given that term in Section 7.4.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

“Debt Service Coverage Ratio” shall be defined as the quotient of (i) Borrower’s EBITDA; divided by the sum of (ii) cash interest payments on the Indebtedness of Borrower, plus (iii) scheduled principal amortization cash payments on the Indebtedness of Borrower, in each case for the immediately preceding twelve (12) month period.

“Dollars” or “$” means the lawful currency of the United States of America.

“EB-5 Investor” means each foreign investor of Lender who has made a capital contribution in the amount of $500,000 to Lender for purpose of making qualifying investment(s) that will create the requisite number of jobs under Section 203(b)(5) of the Immigration and Nationality Act, 8 U.S.C. §1153(b)(5) (the “EB-5 Program”).

“EBITDA” means the sum of Net Income, plus interest expense, plus taxes, plus depreciation expense, plus amortization expense, plus other non-cash losses, minus other non-cash gains, plus extraordinary and one-time losses, minus extraordinary and one-time gains.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 4.1 shall have been fulfilled or waived in writing by Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“GAAP” means, as of any date of determination, accounting principles (a) set forth as the International Financial Reporting Standards adopted by the International Accounting Standards Board, (b) generally accepted accounting principles that are then currently effective statements and pronouncements of the Financial Accounting Standards Board, or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America or the Republic of Korea. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity or any arbitrator with authority to bind a party at law.

“Guarantor” means Shin Young Co., Ltd., a corporation organized in the Republic of Korea and shall include its successors and permitted assigns.

“Guaranty” means that certain Guaranty Agreement dated as of the Agreement Date, executed by Guarantor in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Hanmi Loan” means one or more Indebtedness of Borrower disclosed on Schedule 5.1(e) hereto owing to Hanmi Bank.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due unless being contested in good faith); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (f) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (g) principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified and accounted for as an operating lease in accordance with GAAP; and (h) obligations of such Person in respect of an interest rate swap transaction, a commodity swap, currency swap transaction, or any other derivatives transaction.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Lender” has the meaning set forth in the introductory paragraph hereof and shall include Lender’s successors and permitted assigns.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan Documents” means this Agreement, the Term Note, one or more Notice(s) of Borrowing, the Security Agreement, and the Guaranty and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as amended, modified, supplemented or restated from time to time.

“Loan Party” means Borrower and Guarantor and any other Person other than Lender or Agent which now or hereafter is a party to any of the Loan Documents.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities or financial condition of Borrower; or (b) the ability of Borrower to perform its material obligations under any Loan Document or any other Obligations.

“Maturity Date” shall mean the third (3rd) anniversary of the Effective Date.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its or their property.

“Net Income” shall be defined and calculated in accordance with GAAP, consistently applied.

“Notice of Borrowing” means a notice in the form of Exhibit A to be delivered to Agent evidencing Borrower’s request for a borrowing of the Term Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Term Loan; and (b) all other indebtedness, liabilities, obligations, covenants and duties of Borrower owing to Agent and Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note and whether arising before or after any bankruptcy, insolvency or similar proceeding (or which would have arisen but for the filing of such proceeding).

“Payment Date” means the first day of each calendar quarter, beginning on or after the Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Encumbrances” means: (a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to Applicable Laws) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture; (b) Liens for taxes and assessments on and similar charges with respect to real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no material real property is subject to a material risk of loss or forfeiture; (c) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations that are not delinquent or are being contested in good faith; provided that, if such obligations are delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (d) rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property; (e) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, that do not secure Indebtedness or other obligations in an aggregate amount in excess of $500,000; (f) purchase money Liens and purchase money security interests on any property (or Liens on property securing indebtedness incurred solely for the purpose of financing the acquisition of such property) acquired in the ordinary course of Borrower’s business consistent with Borrower’s past practice; (g) Liens on goods and documents securing trade letters of credit; (h) Liens arising out of or in connection with any secured pre-export financing or structured trade transaction of Borrower or Guarantor; (i) Liens securing the Capitalized Lease Obligations of Borrower; (j) Liens securing the Hanmi Loan; and (k) Liens not otherwise permitted hereunder securing debt not exceeding $10,000,000 in the aggregate.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity, and (d) a license, or similar right, of or to intangible assets granted in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means a rate per annum equal to the Rate as in effect from time to time plus 2.0% per annum.

“Principal Office” means the office of Agent located at                , or such other office of Agent as Agent may designate to Borrower from time to time in accordance with Section 11.1 hereof.

“Rate” means 5.00% per annum for each year during the three (3) year period beginning on the Effective Date and ending on the Maturity Date.

“Responsible Officer” means the President, Chief Executive Officer, Chief Financial Officer, Secretary, Senior Vice President, or Manager of Borrower, or an officer of a manager of Borrower who holds such title.

“Right of Others” means, as to any property in which a Person has an interest, any legal or equitable ownership right, title or other interest (other than a Lien) held by any other Person in that property, and any option or right held by any other Person to acquire any such right, title or other interest in that property, including any option or right to acquire a Lien; provided, however, that (a) any covenant restricting the use or disposition of property of such Person contained in any Contractual Obligation of such Person, (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right and (c) any residual rights held by a lessor or vendor of property, shall not be deemed to constitute a Right of Others.

“Sale and Leaseback” means, with respect to any Person, the sale of property owned by that Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such property by the Buyer to the Seller.

“Security Agreement” means that certain Security Agreement dated as of the Agreement Date, executed by Borrower in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Term Loan” has the meaning given that term in Section 2.1.

“Term Note” means that certain Term Note dated as of the Agreement Date, evidencing the Term Loan, executed by Borrower in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“USCIS” means the United States Citizenship and Immigration Services.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP. References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Atlanta, Georgia time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Term Loan.

(a) On and after the Effective Date, and subject to the conditions precedent and the other terms and conditions contained herein, Lender agrees to make one or more advances of term loans in the aggregate principal amount equal to the Commitment Amount (each advance and collectively, the “Term Loan”) to Borrower.

(b) Once repaid, Borrower may not re-borrow the Term Loan and once repaid, interest shall no longer accrue on the Term Loan so repaid.

Section 2.2. Rates and Payment of Interest on Term Loan.

(a) Borrower promises to pay to Lender in the manner described in this Section 2.2 interest on the outstanding and unpaid principal amount of the Term Loan for the period from and including the Effective Date up to but excluding the date such Term Loan shall be paid in full, at the Rate. Notwithstanding the foregoing, during the continuance of an Event of Default, Borrower shall pay to Agent or Lender, as applicable, interest at the Post-Default Rate on the outstanding principal amount of the Term Loan and on any other amount payable by Borrower hereunder to or for the account of Agent or Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Beginning with the first Payment Date and on each Payment Date thereafter, all accrued and unpaid interest on the Term Loan shall be payable in arrears. Interest at the Rate shall be paid by Borrower in cash on each Payment Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand. No later than fifteen (15) Business Days prior to each Payment Date, Agent, on behalf of Lender, shall furnish to Borrower applicable payment schedules showing the principal, interest or other amounts to be made by Borrower under this Agreement or any other Loan Document.

(c) To the extent that Borrower fails to make any payment within ten (10) days of the date such payment is due, not in limitation of any other defaults or penalties contained herein, Borrower shall pay to Agent a fee equal to 2.0% of such overdue payment.

Section 2.3. Repayment of Term Loan.

Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loan on the Maturity Date. Borrower is expected to repay the Term Loan at maturity with accrued net cash flow from the Facility’s operations, a sale of the Facility, the proceeds of a long-term financing, or from other sources, including the Guarantor.

Section 2.4. Prepayments.

With prior written consent of Lender, Borrower may voluntarily prepay any Term Loan, in whole or in part, at any time before the Maturity Date, without premium or penalty.

Section 2.5. Term Note.

The Term Loan made by Lender shall, in addition to this Agreement, also be evidenced by the Term Note, payable to the order of Lender in an aggregate principal amount equal to the Commitment Amount as originally in effect. The date and amount of the Term Loan made by Lender to Borrower, and each payment made on account of the Term Loan, shall be recorded by Agent on its books and such entries shall be binding on Borrower, absent manifest error; provided, however, that the failure of Agent to make any such record shall not affect the obligations of Borrower under any of the Loan Documents. Lender may also attach schedules to the Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

Section 2.6. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Agent at its Principal Office, not later than 3:00 p.m. Eastern Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Except as provided in Section 2.3, if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day. Each payment received by Agent for the account of Lender under this Agreement or the Term Note shall be paid to Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by Lender to Agent from time to time, for the account of Lender.

Section 2.7. Computations.

Unless otherwise expressly set forth herein, any accrued interest on the Term Loan or any other Obligations due hereunder shall be computed on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.8. Usury.

In no event shall the amount of interest due or payable on the Term Loan or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by Borrower or received by Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Agent in writing that Borrower elects to have such excess sum returned to it promptly. It is the express intent of the parties hereto that Borrower not pay and Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in the first sentence of Section 2.2(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that any closing fees, underwriting fees, default charges, late charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Agent or Lender to third parties or for damages incurred by Agent or Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate Agent and Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Agent and Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

ARTICLE III. AGREEMENT TO SUBORDINATE.

Section 3.1. Agreement to Subordinate.

Each of Lender and Agent hereby agrees and acknowledges that the priority of any Lien securing the Obligations hereunder, including, without limitation, the Collateral under the Security Agreement and Lender’s right to enforce remedies against Borrower following an Event of Default hereunder shall be made subordinate to the Liens securing the Hanmi Loan (including any extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof) or any refinancing of the Hanmi Loan which may now or hereafter affect the Collateral, not to exceed $20,000,000 in the aggregate outstanding principal amount. Each of Lender and Agent hereby acknowledges and agrees that (a) the priority of any Lien securing the Obligations hereunder was contemplated to be the second-priority security interest that is junior and subordinate to the Hanmi Loan as well as any refinancing thereof not to exceed $20,000,000 in the aggregate outstanding principal amount and (b) should it become necessary or desirable, Lender and Agent agree to execute and deliver a subordination and intercreditor agreement to reflect such an alignment of parties.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Initial Conditions Precedent.

The obligations of Agent and Lender hereunder, and the obligation of Lender to make any loan, are subject to the following conditions precedent:

(a) Agent shall have received each of the following, in form and substance satisfactory to Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) the Term Note payable to Lender executed by Borrower, and complying with the provisions of Section 2.5;

(iii) the Guaranty Agreement executed by Guarantor;

(iv) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of Borrower, certified as of a recent date by the Secretary of State of the State of formation of such Person (or comparable governmental body);

(v) a certified copy (certified by the Secretary of Borrower) of (A) the limited liability company agreement of Borrower and (B) all necessary action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents;

(vi) certificates of incumbency, if applicable, from Borrower signed by the Secretary of Borrower, with respect to each of the officers of Borrower (A) authorized to execute and deliver on behalf of Borrower the Loan Documents and (B) authorized to execute and deliver on behalf of Borrower Notices of Borrowing;

(vii) a certificate of good standing or certificate of similar meaning with respect to Borrower issued as of a recent date by the Secretary of State of the state of organization of Borrower and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii) all fees and expenses of Agent (including reasonable attorney’s fees and expenses of counsel to Agent) incurred in connection with the Loan Documents, including without limitations the preparation, negotiation, execution and delivery of the Loan Documents; and

(ix) such other documents, agreements and instruments as Agent may reasonably request to the extent required under the EB-5 program.

(b) In the good faith judgment of Agent:

(i) there shall not have occurred or become known to Agent any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning Borrower delivered to Agent prior to the Agreement Date that has had or could reasonably be expected to have a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened against Borrower which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin the ability of Borrower to fulfill its obligations under the Loan Documents; and

(iii) Borrower shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which Borrower is a party or by which it or its properties are bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to have a Material Adverse Effect.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties.

In order to induce Agent and Lender to enter into this Agreement and Lender to make the

Term Loan, Borrower represents and warrants to Agent and Lender as follows:

(a) Organization; Power; Qualification. Borrower is a limited liability company duly organized and in good standing under the Applicable Law of the State of its organization, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Authorization of Agreement, Etc. Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents have been duly executed and delivered by a duly authorized Responsible Officer of Borrower and each is a legal, valid and binding obligation of Borrower enforceable against

Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(c) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of each Loan Document in accordance with its respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to Borrower; or (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its respective properties may be bound.

(d) Compliance with Law. Borrower is in compliance with all Applicable Law, except to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(e) Existing Indebtedness. Schedule 5.1(e) is, as of the Agreement Date, a complete and correct listing of all material Indebtedness of Borrower for which the breach, termination, cancellation, nonperformance or failure to renew such Indebtedness could reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, Borrower has performed and is in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(f) Litigation. There are no actions, suits, investigations or proceedings pending (nor, to the knowledge of Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting Borrower or any of its property in any court or before any arbitrator of any kind or before or by any other Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(g) Taxes. All federal, state and other tax returns of Borrower required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon Borrower and its properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 6.6.

(h) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. None of the assets of Borrower constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

(i) Absence of Defaults. Borrower is not in default under its organizational documents, if applicable, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, , or both the passage of time and the giving of notice, would constitute, an event of default by Borrower under any material agreement or judgment, decree or order to which Borrower is a party or by which Borrower or any of its properties may be bound and which would have a Material Adverse Effect.

(j) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to Agent or Lender by, on behalf of, or at the direction of, Borrower in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of Borrower or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not materially misleading. All financial statements and other financial information furnished to Agent or Lender by, on behalf of, or at the direction of, Borrower in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods; provided, however, that operating statements shall not be prepared in accordance with GAAP. All financial projections and other forward looking statements prepared by or on behalf of Borrower that have been or may hereafter be made available to Agent or Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to Borrower which has had, or may in the future have (so far as Borrower can reasonably foresee), a Material Adverse Effect.

Section 5.2. Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and the Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Term Loan.

ARTICLE VI. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, Borrower shall comply with the following covenants:

Section 6.1. Preservation of Existence and Similar Matters.

Borrower shall preserve and maintain its existence in the jurisdiction of its formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 6.2. Compliance with Applicable Law.

Borrower shall comply with all Applicable Law, except to the extent the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, Borrower shall (a) protect and preserve all of its material properties and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 6.4. Conduct of Business.

Borrower shall carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained and as contemplated by this Agreement.

Section 6.5. Insurance.

In addition to the requirements of any of the other Loan Documents, Borrower shall maintain insurance on a replacement cost basis with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses, as may be required by Applicable Law, and from time to time deliver to Agent upon its request, a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Borrower shall at all times cause Agent to be named as an additional loss payee and additional insured under such insurance.

Section 6.6. Payment of Taxes and Claims.

Borrower shall pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and property managers for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of Borrower; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of Borrower in accordance with GAAP.

Section 6.7. Inspection of Books, Records and Properties.

Borrower shall maintain books and records pertaining to its business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP; provided that operating statements and information shall not be prepared in accordance with GAAP. Borrower shall allow Agent, during normal business hours and upon reasonable notice to Borrower, to inspect the books, records and properties of Borrower.

Borrower shall cooperate with Lender, Agent and their respective affiliates, as applicable, in delivering any documentation requested by the USCIS in connection with their compliance with the EB-5 Program. If and to the extent Borrower is requested to deliver information that are not maintained in the ordinary course of business or otherwise not required pursuant to the express terms of the EB-5 Program or any other provision of this Agreement, then Borrower shall cooperate with such reasonable request in good faith.

Section 6.8. Use of Proceeds.

Borrower shall use the proceeds of the Term Loan made hereunder solely for the sources and uses of funds agreed to by Borrower and Agent on the Agreement Date, including, without limitations, working capital related to the development of Borrower’s manufacturing facility expansion, funding implementation of the SK On project and other new business opportunities, refinancing the Hanmi Loan or other senior Indebtedness or equity investments, funding Borrower’s ongoing operations, and other working capital and general corporate purposes.

Section 6.9. Reserved.

Section 6.10. Further Assurances.

Borrower shall, at Borrower’s cost and expense and upon the reasonable request of Agent, execute and deliver or cause to be executed and delivered, to Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VII. INFORMATION

For so long as this Agreement is in effect, Borrower shall furnish to Agent and Lender, in addition to any other information or reports required by this Agreement:

Section 7.1. Semi-Annual Financial Statements.

As soon as available, but in no event later than ninety (90) days after the end of the second (2nd) fiscal quarter of each fiscal year, the unaudited balance sheet of Borrower as at the end of such six-month period and the related unaudited statements of operations and profit and loss and cash flows of Borrower for such six-month period, all of which shall be certified by the Chief Financial Officer of Borrower, or other individual responsible for the financial reporting of Borrower, in his or her opinion, to present fairly, in accordance with GAAP consistently applied and in all material respects, the financial position of Borrower as at the date thereof and the results of operations for such period (subject to normal year-end accruals and adjustments).

Section 7.2. Reserved.

Section 7.3. Annual Statements.

As soon as available, but in no event later than one hundred fifty (150) days after the end of each fiscal year of Borrower, the audited balance sheet of Borrower as at the end of such fiscal year and the related audited statements of income, members’ equity and cash flows of Borrower for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the Chief Financial Officer of Borrower, or other individual responsible for the financial reporting of Borrower, in his or her opinion, to present fairly, in accordance with GAAP consistently applied and in all material respects, the financial position of Borrower as at the date thereof and the results of operations for such period; or (b) independent certified public accountants reasonably acceptable to Agent, who shall have authorized Borrower to deliver such financial statements and certification thereof to Agent and Lender pursuant to this Agreement.

Section 7.4. Compliance Certificate.

Together with the financial statements delivered pursuant to Section 7.1 and 7.3, a certificate substantially in the form of Exhibit B (a “Compliance Certificate”) executed by the Chief Financial Officer of Borrower, or other individual responsible for the financial reporting of Borrower, stating that, to the best of his or her knowledge, information and belief after due inquiry, no Event of Default exists, or, if such is not the case, specifying such Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, condition or failure.

Section 7.5. Other Information.

(a) Litigation. To the extent Borrower is aware of the same, prompt notice of the commencement of any material proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower or any of its properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(b) Change of Management or Financial Condition. Prompt notice of any material change in the senior management of Borrower and any material change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower or any Subsidiary of Borrower which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect;

(c) Defaults. Notice of the occurrence of any of the following, promptly upon Borrower obtaining knowledge thereof: (i) any Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or both, would constitute a default or event of default under any contract or other arrangement (other than Loan Documents) to which Borrower or any Subsidiary of Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect; and

(d) Notice of Violations of Law. Prompt notice if Borrower receives any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 7.6. Operating Statements.

Notwithstanding anything to the contrary in this Article VII, operating statements and information may not be prepared in accordance with GAAP.

ARTICLE VIII. NEGATIVE COVENANTS

For so long as this Agreement is in effect, Borrower shall comply with the following covenants:

Section 8.1. Merger, Consolidation, Sales of Assets and Other Arrangements.

Borrower shall not (a) enter into any transaction of merger or consolidation; (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, whether now owned or hereafter acquired other than (i) the sale of assets in the ordinary course of business and in accordance with past practices and (ii) grants of easements, rights of way and similar transfers or encumbrances that would not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Fiscal Year.

Borrower shall not change its fiscal year from ending on December 31.

Section 8.3. Modifications of Organizational Documents.

Borrower shall not adopt new or materially amend, supplement, restate or otherwise modify its existing articles of organization, operating agreement, or other applicable organizational document if such adoption, amendment, supplement, restatement or other modification would be contrary to the provisions of this Agreement or could reasonably be expected to have a Material Adverse Effect.

Section 8.4. Obligations Must Remain Pari Passu.

Borrower will not allow or permit its Obligations to rank less than pari passu in priority of payment and in all other respects with all other present and future senior secured and unsecured obligations of Borrower except for those preferred by operation of law.

Section 8.5. Use of Proceeds.

Borrower shall not use the proceeds of the Term Loan for any purpose other than as set forth in Section 6.8.

Section 8.6. Accounting.

Except for operating statements and information, Borrower shall not change its method of accounting unless such change is permitted by GAAP and does not have the effect of curing or preventing what would otherwise have been an Event of Default if such change had not been made.

Section 8.7. Liens; Negative Pledges; Other Matters.

Create, incur, assume or suffer to exist any Lien, Negative Pledge, or Right of Others of any nature upon or with respect to any of its or its Subsidiary’s poperties, whether now owned or hereafter acquired, or enter into any Sale and Leaseback with respect to any such properties, except:

(a) Permitted Encumbrances and a Permitted Right of Others;

(b) Liens and Negative Pledges under the Loan Documents by and among the Loan Parties, Lender and Agent and the other agreements or contracts of any type or nature now or at any time or times hereafter executed and delivered by Borrower or any other Person to Lender or Agent in any way relating to or in furtherance thereof, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted; or

(c) Liens securing Indebtedness permitted under Section 8.8.

Section 8.8. Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness allowed pursuant to the terms of this Agreement;

(c) intercompany Indebtedness by and among the Loan Parties;

(d) Indebtedness (excluding any intercompany Indebtedness permitted hereunder) in an aggregate principal amount not exceeding 80% of the total assets of Borrower at any time outstanding; provided, that after giving effect to such Indebtedness, Borrower’s Debt Service Coverage Ratio shall be at least 1.40 to 1.00; and

(e) Indebtedness existing on the Agreement Date and disclosed on Schedule 5.1(e) (including any extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof).

ARTICLE IX. DEFAULT

Section 9.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of the Term Loan.

(b) Default in Payment of Interest and Other Obligations. Borrower shall fail to pay any interest on the Term Loan or Borrower shall fail to pay any other payment Obligations owing by Borrower under this Agreement or any other Loan Document, in each case, within 15 days of the due date therefor.

(c) Default in Performance. Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document and such failure shall continue for a period of 30 days after the date upon which Borrower has received written notice of such failure from Agent; provided that Borrower shall be entitled to such additional time to cure as is reasonably necessary if the matter giving rise to such default makes it incapable of completing such cure within the aforesaid 30 day period.

(d) Misrepresentations. Any representation or warranty made by Borrower under this Agreement or under any other Loan Document, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Voluntary Bankruptcy Proceeding. Borrower shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Law or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against Borrower or any Subsidiary of Borrower, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of ninety (90) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against any such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Litigation; Enforceability. Borrower shall disavow, revoke or terminate (or attempt to terminate) any Loan Document or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, the Term Note or any other Loan Document or this Agreement.

(h) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against Borrower or any Subsidiary of Borrower, in an amount in excess of $5,000,000 by any court or other tribunal and (i) such judgment or order shall continue for a period of ninety (90) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) ERISA. A liability to the PBGC or a Plan shall occur which liability could reasonably be expected to have a Material Adverse Effect.

(j) Indebtedness Cross Default.

(i) Borrower shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Term Loan) having an aggregate outstanding principal amount in excess of 10% of the total assets of Borrower (“Material Indebtedness”) beyond the applicable grace period (if any) with respect thereto;

(ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of, or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii) any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

Section 9.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default, the following provisions shall apply:

(a) Acceleration; Termination of Facilities. Upon the occurrence of an Event of Default specified in Sections 9.1(e) or 9.1(f), all obligations of the Lender to make Loans shall immediately cease and the principal of, and all accrued interest on, the Term Loan and all of the other Obligations shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower. If any other Event of Default shall exist, Agent may notify Borrower that it is terminating the Lender’s commitment to make any other Term Loan hereunder and may additionally declare the principal of, and accrued interest on, the Term Loan and all of the other Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower.

(b) Loan Documents. Agent may exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. Agent may exercise all other rights and remedies it may have under any Applicable Law.

Section 9.3. Allocation of Proceeds.

If an Event of Default shall exist, all payments received by Agent and Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to Agent in respect of fees and expenses due under Section 11.2;

(b) payments of interest on the Term Loan;

(c) payments of principal of the Term Loan;

(d) payments of all other Obligations; and

(e) any amount remaining after application as provided above, shall be paid to Borrower or whomever else may be legally entitled thereto.

Section 9.4. Performance by Agent.

If an Event of Default shall have occurred and be continuing, Agent may, after notice to Borrower and Borrower’s failure to cure same for 30 days, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither Agent nor Lender shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

Section 9.5. Rights Cumulative.

Agent and the Lender under this Agreement upon the occurrence and during the continuance of an Event of Default shall have the right to enforce Lender’s rights under Section 9.2 of this Agreement by legal proceedings brought under this Agreement. The rights and remedies of Agent and Lender under Section 9.2 of this Agreement are the sole and exclusive rights and remedies available to Agent and Lender for any Event of Default arising under this Agreement and each of the other Loan Documents. In exercising its rights and remedies as limited by this Agreement, Agent and Lender may be selective and no failure or delay by Agent or Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE X. AGENT

Section 10.1. Authorization and Action.

Lender hereby appoints and authorizes Agent to take such action as contractual representative on Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, Lender authorizes and directs Agent to enter into the Loan Documents for the benefit of Lender. Nothing herein shall be construed to deem Agent a trustee or fiduciary for Lender nor to impose on Agent duties or obligations other than those expressly provided for herein. At the request of Lender, Agent will forward to Lender copies or, where appropriate, originals of the documents delivered to Agent pursuant to this Agreement or the other Loan Documents. Agent will also furnish to Lender, upon the request of Lender, a copy of any certificate or notice furnished to Agent by Borrower or any other Affiliate of Borrower, pursuant to this Agreement or any other Loan Document not already delivered to Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Lender, and such instructions shall be binding upon Lender and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, Agent shall not exercise any right or remedy which Lender may have under any Loan Document upon the occurrence of an Event of Default unless Lender has so directed Agent to exercise such right or remedy.

Section 10.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Agent nor any of its managers, directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of the Term Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including its own counsel or counsel for Borrower), accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to Lender or any other Person and shall not be responsible to Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (e) shall not be responsible to Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 10.3. Notice of Defaults.

Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless Agent has received notice from Lender or Borrower referring to this Agreement, describing with reasonable specificity such Event of Default and stating that such notice is a “notice of default.” If Lender becomes aware of any Event of Default, it shall promptly send to Agent such a “notice of default.” Further, if Agent receives such a “notice of default,” Agent shall give prompt notice thereof to Lender.

Section 10.4. Approval of Lender.

All communications from Agent to Lender requesting Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by Lender and to the extent not previously provided to Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Agent’s recommended course of action or determination in respect thereof. Lender shall reply promptly, but in any event within ten (10) Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless Lender shall give written notice to Agent that it specifically objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply (which shall be no less than ten (10) Business Days), Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 10.5. Lender Credit Decision, Etc.

Lender expressly acknowledges and agrees that neither Agent nor any of its managers, officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Borrower or any other Person to Lender and that no act by Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any such representation or warranty by Agent to Lender. Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon Agent or counsel to Agent, or any of Agent’s officers, directors, employees and agents, and based on the financial statements of Borrower or any Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, if any, the advice of its own counsel and such other documents and information as it has deemed appropriate. Lender also acknowledges that it will, independently and without reliance upon Agent, any other Lender or counsel to Agent or any of their respective managers, officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to Lender by Agent under this Agreement or any of the other Loan Documents, Agent shall have no duty or responsibility to provide Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any other Affiliate thereof which may come into possession of Agent, or any of its managers, officers, directors, employees, agents, attorneys-in-fact or other affiliates. Lender acknowledges that Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Agent and is not acting as counsel to Lender.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to Borrower:

Car Tech LLC

600 Car Tech Drive

Opelika, Alabama 36801

Attention: Sanghyo (Victor) Park, CFO

Telephone: (334) 409-6296

Email: shpark9@cartechus.com

With a copy to:

If to Agent and Lender:

GROW AMERICA GIT, LLC

or, as to each party at such other address as shall be designated by such party in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (a) on receipt by the receiving party in the case of personal delivery; (b) one (1) Business Day after being sent by overnight courier; (c) the Business Day on which the confirmation of transmission is received by the sending party if delivered by facsimile or email; and (d) three (3) Business Days after being sent by certified or registered mail; provided, however, that any notice of a change of address for notices shall not be effective until received. Neither Agent nor Lender shall incur any liability to Borrower for acting upon any telephonic notice referred to in this Agreement which such Person believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 11.2. Expenses.

Borrower agrees (a) to pay or reimburse Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to, any of the Loan Documents arising after the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to Agent (it being understood that Agent will advise Borrower and obtain Borrower’s reasonable consent to the incurrence of any additional fees not currently contemplated and budgeted for in connection with the transaction), (b) to pay or reimburse Agent and Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its counsel, (c) to pay, and indemnify and hold harmless Agent and Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse Agent and Lender for all its costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 9.1(f) or 9.1(g), including the reasonable fees and disbursements of Agent’s and Lender’s counsel, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within fifteen (15) days following receipt of notice from Agent, Agent or Lender may pay such amounts on behalf of Borrower and either deem the same to be the Term Loan outstanding hereunder or otherwise Obligations owing hereunder.

Section 11.3. Reserved.

Section 11.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN BORROWER AND AGENT OR LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AGENT, LENDER AND BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN BORROWER AND AGENT OR LENDER OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF BORROWER, AGENT AND LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH OF BORROWER, AGENT AND LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY AGENT OR LENDER OR THE ENFORCEMENT BY AGENT OR LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE TERM LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 11.5. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that prior to the occurrence and during the continuance of an Event of Default, neither Lender nor Agent shall assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Borrower and any such assignment or other transfer to which Borrower has not consented shall be null and void.

Section 11.6. Amendments; Waivers.

(a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by Agent or Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Agent and Lender. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by Borrower or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Notwithstanding the foregoing, without the prior written consent of Agent and/or Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i) increase the principal balance of Lender’s Term Loan or subject Lender to any additional obligations;

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Term Loan or other Obligations;

(iii) reduce the amount of any fees payable hereunder or postpone any date fixed for payment thereof;

(iv) postpone any date fixed for any payment of any principal of, or interest on, any Term Loan or any other Obligations (including the waiver of any Event of Default as a result of the nonpayment of any such Obligations as and when due);

(v) amend or otherwise modify the provisions of this Section; or

(vi) release the Guarantor from its obligations under the Guaranty (except as otherwise permitted hereunder or under any other Loan Documents).

(c) No amendment, waiver or consent, unless in writing and signed by Agent, in such capacity, in addition to Lender required hereinabove to take such action, shall affect the rights or duties of Agent under this Agreement or any of the other Loan Documents.

(d) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 11.7. Nonliability of Lender.

The relationship between Borrower and Agent and Lender shall be solely that of borrower and lender. Neither Agent nor Lender shall have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between the parties hereto, shall be deemed to create any fiduciary duty owing by Agent or Lender to Borrower. Neither Agent nor Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

Section 11.8. Reserved.

Section 11.9. Reserved.

Section 11.10. Termination.

At such time as (a) Lender is no longer obligated under this Agreement to make any Term Loan and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.

Section 11.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11.13. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including by DocuSign and in .pdf format) or other transmission method and any counterparts so delivered shall be deemed to have been duly and validly delivered and be valid and effective as an original signature for all purposes.

Section 11.14. Limitation of Liability.

Agent and Lender shall not, nor shall any affiliate, officer, director, employee, attorney, or agent of Agent or Lender, have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent, Lender or any of their respective affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. In no event shall any of Borrower’s Affiliates or any officer, member, manager, director or holder of any equity interest in the Borrower or any Affiliate, be personally liable or obligated for any liabilities or obligations of the Borrower; provided nothing herein contained shall limit or be construed to release any Person from liability for misappropriation of funds or willful misconduct.

Section 11.15. Entire Agreement.

This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed under seal by their authorized officers all as of the day and year first above written.

BORROWER:

CAR TECH LLC

By:	/s/
Name:
Title:

AGENT:

GROW AMERICA GIT, LLC

By:	/s/
Name:
Title:

LENDER:

GCFID GLOBAL INVESTMENT FUND, LLC

By:	/s/
Name:
Title:

[Signature Page to Loan Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

____________ __, 20__

GROW AMERICA GIT, LLC

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of February 28, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among CAR TECH LLC, an Alabama limited liability company as borrower (“Borrower”), GCFID GLOBAL INVESTMENT FUND, LLC, a Georgia limited liability company as lender (“Lender”), and GROW AMERICA GIT, LLC, a Georgia limited liability company as agent (“Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

1.	Pursuant to Section 2.1(a) of the Loan Agreement, Borrower hereby requests that Lender make a Term Loan to Borrower in a principal amount equal to $___________________.

2.	Borrower requests that such Term Loan be made available to Borrower on ____________ __, 20__.

3.	Borrower requests that the proceeds of such Term Loan be made available to Borrower by wire transfer in accordance with the following instructions:

Name of Beneficiary:
Name of Bank:
Address of Bank:
ABA Routing Number:
Account Number:

Borrower hereby certifies to Agent and Lender that as of the Effective Date and as of the date of the making of the requested Term Loan and after giving effect thereto: (a) no Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by Borrower in the Loan Documents to which it is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date). In addition, Borrower certifies to Agent and Lender that all conditions to the making of the requested Term Loan contained in Article IV of the Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Term Loan is made.

A-1

This Notice of Borrowing may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same document. Counterparts may be delivered via facsimile or electronic mail (including by DocuSign and in .pdf format) or other transmission method and any counterparts so delivered shall be deemed to have been duly and validly delivered and be valid and effective as an original signature for all purposes.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

CAR TECH LLC, an Alabama limited liability company

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

____________ __, 20__

GROW AMERICA GIT, LLC

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated as of February 28, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among CAR TECH LLC, an Alabama limited liability company as borrower (“Borrower”), GCFID GLOBAL INVESTMENT FUND, LLC, a Georgia limited liability company as lender (“Lender”), and GROW AMERICA GIT, LLC, a Georgia limited liability company as agent (“Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 7.4 of the Loan Agreement, the undersigned hereby certifies to Agent as follows:

(1) The undersigned is the _____________________ of Borrower.

(2) The undersigned has examined the books and records of Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3) No Event of Default exists [if such is not the case, specify such Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by Borrower with respect to such event, condition or failure].

(4) The representations and warranties made or deemed made by Borrower in the Loan Documents, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

[Signature is on next page.]

B-1

This certficate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same document. Counterparts may be delivered via facsimile or electronic mail (including by DocuSign and in .pdf format) or other transmission method and any counterparts so delivered shall be deemed to have been duly and validly delivered and be valid and effective as an original signature for all purposes.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate of Compliance as of the date first written above.

CAR TECH LLC, an Alabama limited liability company

By:
Name:
Title:

B-2